                                                                 Exhibit 10.53

                 [THE FIRST NATIONAL BANK OF BOSTON LETTERHEAD]




The Pioneer Group, Inc.
60 State Street
Boston, Massachusetts 02109

                   Credit Facilities Commitment Letter

Ladies and Gentlemen:

       You have informed us that The Pioneer Group, Inc., a Delaware corporation (the "Company"), and certain of its subsidiaries (collectively with the Company, the "Borrowers") would like to have senior bank credit facilities of up to $115,000,000 (the "Credit Facilities") available in order to refinance indebtedness under existing credit facilities and to finance capital expenditures. working capital and other general business purposes. You have requested that The First National Bank of Boston (the "Bank") (a) act as agent for the Credit Facilities, (b) commit to provide the full $115,000,000 principal amount of the Credit Facilities and (c) agree to structure and syndicate the Credit Facilities.

       In connection with the foregoing, we are pleased to advise you of our commitment to provide the full $115,000,000 principal amount of the Credit Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Proposed Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). Those matters which are not covered by or made clear in the Commitment Letter are subject to future mutual agreement of the parties.

       It is agreed that we (a) will act as the agent, the arranger and the syndication manager for the Credit Facilities and (b) will, in such capacities, perform the duties and exercise the "authority customarily associated with such roles. It is further agreed that no additional agents, co-agents, arrangers or syndication managers will be appointed, and no lender under the Credit Facilities will receive compensation other than as set forth herein and in the Term Sheet in order to obtain its commitment to participate in the Credit Facilities, unless you and we so agree.

The Pioneer Group, Inc.               -2-                      February 22, 1996

       We reserve the right, prior to or after the execution of definitive documentation for the Credit Facilities, to syndicate all or a portion of our commitment hereunder to one or more financial institutions reasonably satisfactory to each of you and us. Upon the acceptance by you of the commitment of any lender to provide a portion of the Credit Facilities, we shall be released from a portion of our commitment hereunder in an aggregate amount equal to the commitment of such lender. You agree actively to assist us in achieving a timely syndication that is satisfactory to us, such assistance to include, among other things, direct contact during the syndication between the senior officers, representatives and advisors of each of the Borrowers, on the one hand, and prospective lenders, on the other hand.

       We will manage all aspects of the syndication, including the selection of lenders, the determination of when we will approach potential lenders, any naming rights and the final allocations of the commitments among the lenders. To assist us in our syndication efforts, you agree (a) to provide all financial and other information in your possession with respect to the Borrowers and the transactions contemplated by this Commitment Letter and the Term Sheet. including but not limited to financial projections (the "Projections") relating to the foregoing, and (b) to assist, and to cause your affiliates and advisors to assist, us in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

       You agree that, prior to and during the syndication of the Credit Facilities, there shall be no offering, placement or arrangement of any competing issues of debt securities or commercial bank facilities of the Borrowers or any of their respective subsidiaries.

       You hereby represent and covenant that (a) all information (other than the Projections) concerning the Borrowers and the transactions contemplated by this Commitment Letter and the Term Sheet (the "Information") that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated by this Commitment Letter and the Term Sheet, when taken as a whole, is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated by this Commitment Letter and the Term Sheet have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. The representations and covenants set forth in this paragraph shall be superseded by the definitive documentation with respect to the Credit Facilities upon the execution and delivery thereof.

       As consideration for our commitment hereunder and our agreement to structure, arrange and syndicate the Credit Facilities and to provide advisory services in connection therewith, you agree to pay to us the fees as set forth in the Term Sheet and in the Fee Letter

The Pioneer Group, Inc.               -3-                     February. 22, 1996

dated the date hereof and delivered herewith (the "Fee Letter"). Once paid, such fees shall not be refundable under any circumstances.

       The commitments of the Bank hereunder is conditioned upon the factors set forth in the Term Sheet, as well as the absence of (i) any material adverse change in the business, assets, financial condition, income or prospects of the Company, its core mutual fund business and Pioneer Goldfields Limited and related ownership entities since the date of the last audited financial statements previously furnished to the Bank, (ii) any material change in the ability of the Company and its subsidiaries to operate in accordance with the financial projections furnished to the Bank or to comply with the proposed financial covenants, (iii) any material misstatements in or omissions from the materials that have previously been furnished by the Company to the Bank for the Bank' s review and (iv) any material change in governmental regulation or policy affecting the Bank, the other lenders, the Company, its subsidiaries or the proposed Credit Facilities or material disruption or material adverse change in financial, banking or capital markets since the date hereof.

       In addition, the commitments of the Bank hereunder are subject to the negotiation, execution and delivery of definitive documentation with respect to the Credit Facilities satisfactory to the Bank and its counsel. Such documentation shall contain such indemmties, covenants, representations and warranties, events of default, conditions, definitions and other terms and conditions as shall be satisfactory to the Bank, the other lenders, the Borrowers and their respective counsel. If, in the course of documenting the transaction and the Bank's continued analysis of financial and other information relating to the Company and subsidiaries, the Bank discovers that any of the foregoing conditions will in its judgment not be met, the Bank reserves the right to terminate any commitment it may have hereunder respect to the proposed Credit Facilities.

       Whether or not the transactions contemplated hereby are consummated, you agree to indemnify and hold harmless the Bank and the other lenders under the Credit Facilities and our respective directors, officers, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Credit Facilities, the use of proceeds of the loans thereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided, however, that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct or gross negligence of the proposed indemnitee. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Credit Facilities.

The Pioneer Group, Inc.              -4-                       February 22, 1996

       In addition, whether or not the transactions contemplated hereby are consummated, you agree to reimburse us from time to time on demand for out-of-pocket expenses (including, but not limited to, expenses of our due diligence investigation, syndication expenses. travel expenses and reasonable fees, disbursements and other charges of counsel), in each case incurred in connection with the Credit Facilities and the preparation of this Commitment Letter, the Fee Letter, the Term Sheet, the definitive documentation for the Credit Facilities and the negative pledge arrangements in connection therewith.

       This Commitment Letter and our commitment hereunder shall not be assignable by you without our prior written consent, and any purported assignment shall, without such consent, be void. This Commitment Letter may not be amended, and no provision hereof shall be waived or modified, except by an instrument in writing signed by the Bank and you. This Commitment Letter may be executed in any number of counterparts, which together shall constitute one agreement. Delivery of an executed signature page to this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the Commonwealth of Massachusetts.

       This Commitment Letter and the Fee Letter set forth our proposal with respect to the Credit Facilities and shall be considered withdrawn if we have not received the enclosed copy of this Commitment Letter and Fee Letter signed by you by 5:00 p.m. on February 29, 1996, together with payment of the fee required upon delivery of this Commitment Letter. If for any reason the Borrowers, the proposed group of lenders and us have not been able to agree to definitive terms and conditions and enter into a definitive agreement with respect to the Credit Facilities prior to April 30, 1996, this proposal shall be considered terminated; provided, however, that, subject to the provisions of the immediately preceding paragraph, the compensation, indemnification and reimbursement provisions contained herein and in the Fee Letter shall remain in full force and effect notwithstanding the termination of this Commitment Letter or our commitment hereunder.

       The Bank is pleased to have been given the opportunity to assist you in connection with this financing.

                              Very truly  yours,

                              THE FIRST NATIONAL BANK OF BOSTON

                              By /s/ Stewart A Neff
                                 ----------------------------
                                 Title: Managing Director

The Pioneer Group, Inc.              -5-                       February 22, 1996

The foregoing is hereby
 agreed to and accepted:

THE PIONEER GROUP, INC.

By /s/  William M. Keough
   ---------------------------------------------
   Title:  Chief Financial Officer and Treasurer

Dated: February 29, 1996

                                                                 EXHIBIT A


                             THE PIONEER GROUP, INC.

                    Summary of Proposed Terms and Conditions
                                February 22, 1996

The proposed terms and conditions summarized herein are for discussion purposes only and do not constitute an offer, agreement or commitment to lend. The actual terms and conditions upon which Bank of Boston might extend credit are subject to satisfactory review and completion of documentation, satisfactory completion of due diligence and other such terms and conditions as may be determined by Bank of Boston and its counsel.

Borrower:           The Pioneer Group, Inc. and designated subsidiaries

Agent:              The First National Bank of Boston ("FNBB").

Lenders: FNBB and one or more other financial institutions reasonably acceptable to Borrower and Agent.

Credit Facilities:  $115,000,000, comprised of:
                    A) $35,000,000 Revolver/Term Loan facility;
                    B) $80,000,000 Revolving Credit facility.

Closing:            No later than April 30, 1996.

A) $35,000.000 Revolver/Term Loan facility:

Purpose: To finance B-share sales commission paid to brokers under the company' s deferred-load program.

Final Maturity:     Revolver will mature 364 days from Closing,
                    subject to annual renewal by the Borrower and the Lenders, each at their sole discretion. In the event that the revolver is not renewed, at maturity, it will automatically convert to a five (5) year Term Loan.

                    It is understood that the Lenders will renegotiate the amount and maturity of the Credit Facility annually. The Credit Facility would convert to term only in the event that the Lenders have not agreed to extend the Revolver for financing new sales commissions.

Availability/

Amortization:       During the period in which the facility is a Revolver.
                    subject to the Borrowing Base. the Borrower may borrow the amount of B-share broker commissions paid plus accrued interest on the B-share loan facility less the amount of B-share Distribution (12b-1) Fee and Redemption (CDSC) Fees collected each month. Prepayment is required equal to the excess of Distribution and Redemption (CDSC) Fee collections over commission payments for the period.

                    Upon conversion of the facility to a Term Loan, the debt will amortize in equal quarterly principal payments over the five (5) year term period. Additional payments will be required in an amount equal to the excess, if any, of the cash collections of B-share Distribution Fees and Redemption
                    (CDSC) Fees in any period over the scheduled amortization payment due in that period.

Borrowing Base:     Borrowings will not exceed the lesser of:

                    A)  $35,000,000 ("Revolver Commitment Amount");

                    B) Aggregate Unreimbursed Sales Commissions (defined as total B- share commission payments made to brokers plus accrued interest less total B-share Distribution Fees and Redemption (CDSC) Fees collected); or

                    C) Total Estimated Collectible Amount (to be defined as all potential future collections of distribution fees and redemption fees over the remaining life of all B shares). This will be calculated utilizing a rolling six month average of net asset value, weighted accordingly based upon which funds hold the most B shares. Assumptions regarding redemptions, redemptions that are dividend reinvest shares, and withdrawals under systematic withdrawal plans will also be based upon the actual results experienced over the past rolling six month period. This calculation will be made every quarter.

Interest Rate:      Borrower's option of:
                    a) Agent' s Alternate Base Rate; or
                    b) Eurodollar Rate + 1.25 % p.a.

                    Agent's Alternate Base Rate shall mean the greater of: (i) FNBB's Base Rate, and (ii) the Federal Funds Effective Rate + 0.50% p.a.

Interest Payments
and Calculations:   Interest shall be calculated on the basis of a 360-day year.
                    In the case of loans bearing interest at the Alternate Base
                    Rate, interest shall be payable monthly in arrears. In the case of loans bearing interest at a Eurodollar rate, interest shall be payable at the end of the applicable interest period (for interest periods of one, two, or three months) or at three month intervals (for interest periods of six months).

Interest Rate
Protection:         Borrower shall maintain interest rate protection agreements, in form and substance acceptable to the Agent, covering at least 60% of the Borrower's outstanding indebtedness under the $35,000.000 Revolver/Term Loan facility, calculated as of the Closing Date and as of each calendar year end thereafter. The minimum term of such interest rate protection agreements shall be five years.

Commitment Fee:     0.375 % per annum on the unused portion of the Revolver
                    Commitment Amount, payable quarterly in arrears.

B) $80.000.000 Revolving Credit facility:

Purpose: Refinancing existing indebtedness, and for working capital and general corporate purposes.

Final Maturity:     Payable in full five (5) years from Closing.

Mandatory
Prepayment:         Revolving Credit facility will be required to be prepaid and will be subject to a permanent reduction in availability by an amount equal to 50% of the net proceeds from any equity offering of the Borrower's ownership in Pioneer Goldfields
                    Limited and related ownership entities.

Borrowing Options:  Interest rates will be based on the Alternate Base Rate
                    ("Base Rate Loans") or the Eurodollar Rate ("Eurodollar Rate Loans"), at the Borrower's option, plus the Applicable Margin.

                    Agent's Alternate Base Rate shall mean the greater of: (i) FNBB's Base Rate, and (ii) the Federal Funds Effective Rate + 0.50% p.a.

Applicable Margin:  Beginning at Closing through the first anniversary of the
                    Closing, the Applicable Margin for Base Rate Loans shall be 0.00% p.a. and the Applicable Margin for Eurodollar Loans shall be 1.25 % p.a. Thereafter, the Applicable Margin shall be tied to the Borrowers' financial performance. as detailed in the following pricing grid:


                                                                Applicable Margin
                                                         ----------------------------
                    Recourse Debt/EBITDA                 Eurodollar +           Base+
                    --------------------                 ------------           -----
                 [greater than symbol] 2.50x                1.50%               0.00%
                       2.00x - 2.50x                        1.25%               0.00%
                   [less than symbol] 2.00x                 0.75%               0.00%

                    For the purposes of measuring the above:

                    - Recourse Debt shall include all indebtedness for which the Borrower is an obligor or a guarantor, excluding indebtedness related to B-share financing.

                    - EBITDA shall include only the earnings before interest, taxes, depreciation, and amortization of the Borrower' s Core Mutual Fund business, excluding any B-share-related cash flows, and excluding dividends received from any other Borrower subsidiary.

Interest Payments
and Calculations:   Interest shall be calculated on the basis of a 360 day-year.
                    In the case of loans bearing interest at the Alternate Base
                    Rate, interest shall be payable monthly in arrears. In the case of loans bearing interest at a Eurodollar rate, interest shall be payable at the end of the applicable interest period (for interest periods of one, two, or three months) or at three month intervals (for interest periods of six months).

Commitment Fee:     0.375 % per annum on the unused portion of the Revolving
                    Credit commitment amount, payable quarterly in arrears.

A&B) Credit Facilities:

Security:           Unsecured. with a negative pledge on the stock of (i) all
                    subsidiaries which comprise the Borrower's Core Mutual Fund business, and (ii) Pioneer Goldfields Limited and related ownership entities.

                    Lenders will release the negative pledge on the stock of Pioneer Goldfields Limited and related ownership entities upon (i) repayment and cancellation in full of the $80,000,000 Revolving Credit facility., and (ii) a minimum prior twelve months Core Mutual Fund EBITDA of $30,000,000.

Financial
Covenants:          Usual and customary for facilities of this type, including but not limited to:

                    i) Maximum ratio of (a) Recourse Debt at all times to (b) Core Mutual Fund EBITDA, calculated on a trailing four quarter basis, of 3.00x;

                    ii) Minimum ratio of (a) Core Mutual Fund EBITDA plus Redemption (CDSC) Fees to (b) Total Debt Service of 4.00x tested each quarter on a trailing four quarter basis;

                    iii) Minimum Consolidated Tangible Net Worth at all times of $114,000,000, plus 50% of net income (but not net losses) for each quarter.

Representations
And Warranties:     Usual and customary for facilities of this type, including but not limited to:

                    i)    corporate existence;
                    ii)   corporate and governmental approval;
                    iii)  environmental compliance;
                    iv)   no material adverse change;
                    v)    ERISA compliance;
                    vi)   no material litigation;
                    vii)  payment of taxes; and
                    viii) full disclosure.

Other Covenants:    Usual and customary for transactions of this type, including but not limited to:

                    i)    consolidated and consolidating financial reporting;

                    ii)   delivery of annual projections;

                    iii)  maintenance of insurance (including OPIC insurance);

                    iv)   payment of taxes;

                    v)    maintenance of mutual fund management contracts;

                    vi) maintenance of fee structure with respect to dealer commissions and redemption fees on at least as favorable terms;

                    vii)  maintenance of books and records;

                    ix)   limitations on:

                          a)  liens (no liens on the stock of (i) the
                              subsidiaries which comprise the Borrower's Core Mutual Fund business, and (ii) Pioneer Goldfields Limited and related ownership entities),

                          b) sale or disposition of assets (maintenance of controlling interest in Pioneer Goldfields Limited and related ownership entities, and maintenance of current ownership levels of all subsidiaries which comprise the Core Mutual Fund business), and

                          c) mergers and acquisitions (relating to the Borrower and the Core Mutual Fund business);

                          d) debt with respect to the Core Mutual Fund business.

                    viii) standards for transactions with affiliates; and

                    ix) compliance with applicable laws and regulations (ERISA, environmental, labor and similar laws).

Conditions
Precedent to
Closing: Usual and customary for transactions of this type, including but not limited to:

                    i) completion of due diligence in scope and determination satisfactory to the Agent and the Lenders in their sole discretion;

                    ii) negotiation, execution and delivery of the Credit Agreement, Notes, negative pledges, and all related legal documentation satisfactory to the Lenders;

                    iii) Agent is named as Loss Payee on any OPIC or other political risk insurance policies;

                    iv) no material adverse change in the financial condition, business or prospects of the Borrower or its subsidiaries shall have occurred; and

                    v)    minimum assets under management of $11 billion.

Event of
Default: Usual and customary for transactions of this type, including but not limited to:

                    i)    nonpayment of principal or interest;

                    ii)   breach of any affirmative or negative covenants;

                    iii)  misrepresentation by the Borrower;

                    iv) cross default provisions to other agreements or obligations;

                    v) change of composition of senior management team or Board of Directors;

                    vi) loss of mutual fund management contracts representing more than 15 % of assets under management;

                    vii) failure to renew distribution plans on at least as favorable terms and fees;

                    viii) failure to maintain controlling interest in Pioneer
                          Goldfields Limited and related ownership entities;

                    ix)   material adverse change; and

                    x) certain bankruptcy, insolvency, ERISA and judgment defaults, with appropriate limitations and time periods.

Expenses:           All fees and disbursements of legal counsel for the Agent
                    incurred in the negotiation and preparation of all necessary documentation and all out-of-pocket expenses related to the Credit Facilities (including syndication expenses) shall be for the account of the Borrower whether or not the transactions referred to herein are ultimately consummated.

Assignments/
Participations:     Assignments of each Lender's commitment, fully or in part, are permitted with the prior consent of the Borrower, which consent will not be unreasonably withheld, provided that each such assignment will be in a minimum amount of $5,000,000.

                    Participations in each Lender' s commitment may be sold in any amount, provided that the voting rights granted to any such participant will be limited to those requiring unanimous votes under the governing loan documentation.

Syndication:        Borrower will provide all information (including pro forma financial projections for the proposed Credit Facilities), in a form reasonably acceptable to the Agent, necessary for the preparation of an information memorandum describing the Borrower, the Credit Facilities and any related transactions. Such package will be distributed on a confidential basis to selected financial institutions. In addition, the management of the Borrower will, at the request of the Agent. hold themselves and their advisors available at reasonable times to meet with potential lenders and to answer questions during the syndication process.

Increased Costs/
Change of
Circumstances:      The credit agreement will contain provisions protecting the
                    Lenders in the event of unavailability of funding, illegality, capital adequacy requirements, increased costs, and funding losses.

Voting Rights:      Required Lenders for waivers and amendments shall mean
                    Lenders holding at least 51% of the outstanding loans and unused commitments under the Credit Facilities: provided, however, that 100% of the Lenders are required to consent to increases of commitments, reductions in interest rates or fees, extensions of maturity, changes in the pricing structure of the Borrower's B-share program, or changes of the percentage required to approve such matters.

Governing Law:      The Commonwealth of Massachusetts.

                                                                   Exhibit 10.54

                           THE PIONEER GROUP, INC.
                          1995 RESTRICTED STOCK PLAN

1.    PURPOSE.

     The purpose of the 1995 Restricted Stock Plan (the "Plan") is to secure for The Pioneer Group, Inc. (the "Company") and its shareholders the benefits arising from capital stock ownership by key employees of the Company who have contributed and are expected to contribute to the Company's future growth and success. Except where the context otherwise requires, the term "Company" shall include any subsidiaries of the Company. For purposes of the Plan, the term "subsidiary" means a corporation fifty percent (50%) or more of whose voting securities are directly or indirectly owned by the Company.

2.    ADMINISTRATION AND AWARDS.

     (a) Administration. Awards (as defined below) granted pursuant to the Plan shall be authorized by action of the Board of Directors of the Company and shall meet the requirements of Section 5 of the Plan. The Plan shall be administered by the Board of Directors of the Company, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. The Board of Directors may in its sole discretion make awards for the purchase of shares of the Company's common stock, $.10 par value per share ("Common Stock"), pursuant to Section 5. The Board shall have authority, subject to the express provisions of the Plan, to construe the respective Awards, and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective Awards, which need not be identical, and to make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to authority delegated by the Board of Directors shall be liable for any action or determination made in good faith. The Board of Directors may, to the full extent permitted by or consistent with law or regulation (including without limitation Rule 16b-3 of the Securities Exchange Act of 1934 or any successor rule ("Rule 16b- 3")), delegate any or all of its powers under the Plan to a committee (the "Committee") appointed by the Board of Directors, and if the Committee is so appointed all references to the Board of Directors in the Plan shall mean and relate to such Committee. In addition, to the full extent permitted by or consistent with law or regulation (including without limitation Rule 16b-3), the Board of Directors or such Committee may delegate authority to the President of the Company to make Awards to employees of the Company who are not officers or directors of the Company.

     (b) Grant of Awards to Directors. The selection of a director as a participant and the size of an Award to such director shall be determined by the Board of Directors, of which a majority, as well as a majority of the directors acting in the matter, shall be "disinterested persons" (as hereinafter defined). For the purposes of the Plan, a director shall be deemed to be "disinterested" only if such person qualifies as a "disinterested person" within the meaning of Rule 16-3 as such term is interpreted from time to time.

3. ELIGIBILITY.

     Awards under the Plan may be made only to persons who are determined by the Board of Directors to be key employees of the Company. The term "employees" shall include officers and directors who are full-time employees of the Company as well as other full-time employees of the Company.

4. STOCK SUBJECT TO PLAN.

     Subject to adjustment as provided in Section 8 below, the maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is 600,000 shares, PROVIDED THAT the maximum number of shares that may be issued under the Plan to any person in any calendar year shall not exceed 50,000 shares. Such shares may be (i) authorized and unissued shares or (ii) issued and thereafter acquired by the Company or (iii) subject to the requirements of 16b-3, tendered back to the Company or withheld by the Company for tax withholding obligations pursuant to Section 12. Any shares of Common Stock subject to an Award which are not purchased by the recipient of the Award, or which are purchased by the recipient of the Award but later repurchased by the Company in accordance with the terms of the Award or the Plan, shall again be available for purposes of the Plan.

5. AWARDS.

     (a) Restricted Stock Award. A restricted stock award ("Award") shall consist of the sale and issuance by the Company of shares of Common Stock, and purchase by the recipient of such shares, subject to the terms, conditions and restrictions described in the document evidencing the Award and in this Plan.

     (b) Execution of Agreement. As a condition to an Award under the Plan, each recipient of an Award shall execute an agreement in such form, which may differ among recipients, as shall be specified by the Board of Directors at the time of such Award.

     (c) Price. The Board of Directors shall determine the price, if any, at which shares of Common Stock shall be awarded to recipients under the Plan, provided that such price shall in no event be less than the par value of the Common Stock. The purchase price may vary among the participants. The Board of

Directors may, in its discretion, issue shares under the Plan at a purchase price below the then fair market value. If a purchase price is required to be paid, it shall be paid in cash or by check payable to the order of the Company at the time that the Award is accepted by the recipient.

     (d) Number of Shares. The Award shall specify the number of shares of Common Stock granted thereunder.

     (e) Ownership of Shares. Each recipient of an Award shall have, after delivery to him or her or to an escrow agent (the "Escrow Agent") on his or her behalf of a certificate or certificates for the number of shares of Common Stock awarded, absolute ownership of such shares including the right to vote them and to receive dividends on the shares, subject, however, to the risk of forfeiture and the terms, conditions and restrictions described in the Plan and in the instrument evidencing the grant of the Award.

     (f) Restrictions on Transfer. In addition to such other terms, conditions and restrictions upon Awards as shall be imposed by the Board of Directors, all shares issued pursuant to an Award shall be subject to the following restrictions:

          (1) All shares of Common Stock subject to an Award (including any shares issued pursuant to paragraph (g) of this Section 5) shall be subject to certain restrictions on disposition and obligations of resale to the Company as provided in subparagraph (2) below for the period specified in the document evidencing the Award, and shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of until such restrictions lapse. The period during which such restrictions are applicable is referred to as the "Restricted Period"

          (2) In the event that a recipient's employment with the Company is terminated within the Restricted Period, whether such termination is voluntary or involuntary, with or without cause, for any reason other than death, Disability or Retirement (except as provided in Section (f)(3) below) (as such terms are defined below) of the recipient, the Company shall have the right and option for a period of ninety (90) days following such termination of employment to elect to buy for cash that number of the shares of Common Stock purchased under the Award as to which the restrictions on transfer and the forfeiture provisions contained in the Award had not lapsed at the time of such termination, at a price equal to the price per share originally paid by the recipient. If such termination of employment occurs within the Restricted Period, and there are less than ninety (90) days remaining in the Restricted Period, the prohibition against any sale, assignment, transfer or other disposition of the recipient's Common Stock, provided in subparagraph (f)(1) of this Section 5, shall continue to apply until the expiration of the Company's 90-day option period set forth in this subparagraph (f)(2).

          (3) If such recipient's employment is terminated within the Restricted Period by reason of his or her death, Disability or Retirement (except as provided below), the Company's right to repurchase shares issued to such recipient under the Plan shall cease and terminate at the time of such death, Disability or Retirement; and such shares, from and after the date of such death, Disability or Retirement, shall no longer be restricted by the provisions of subparagraph (f)(1) of this Section 5 and may thereafter, subject to compliance with law, be sold, assigned, transferred or otherwise disposed of during the balance of the Restricted Period. For purposes of this Plan, "Disability" shall have the meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended. "Retirement" shall mean termination of employment after reaching the age 65, provided that such termination shall not be for cause (as determined in good faith by the Board of Directors of the Company or the Committee). Notwithstanding the foregoing, a recipient who after Retirement or Disability, directly or indirectly, (a) competes with the business of the Company as an individual proprietor, officer, director, shareholder, partner, joint venturer, employee, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly held company); or (b) recruits or other solicits or induces employees of the Company to terminate their employment with, or otherwise cease their relationships with, the Company, or (c) contracts, services or approaches any customer or account which was a customer or account of the Company during the last year of the recipient's employment by the Company, shall be deemed to have terminated employment for purposes of this Plan otherwise than by means of Retirement or Disability, on the later of (i) the date of the recipient's Retirement or Disability or (ii) the date determined by the Company to have been the date such activity commenced. As used herein, "business of the Company" shall refer to its business as described in the most recent Annual Report of the Company on Form 10-K filed with the Securities and Exchange Commission prior to the commencement by the recipient of any activity referred to in the preceding sentence. If this provision against competition is found by any court to be unreasonable, because it is (or any party of it is) too broad, then such provision shall nevertheless remain effective, but shall be considered amended to such extent (such as time, area or line of business) as may be considered reasonable by such court, and as so amended then shall be enforced.

          (4) Notwithstanding subparagraphs (1), (2) and (3) above, the Board of Directors may, in its discretion, either at the time that an Award is made or at any time thereafter, waive its right to repurchase shares of Common Stock upon the occurrence of any of the events described in this Section 5(f) or remove or modify any part or all of the restrictions. In addition, the Board of Directors may, in its discretion, impose upon the recipient of an Award at the time of such Award, such other restrictions on any shares of Common Stock issued pursuant to such Award as the Board may deem advisable and in the best interests of the Company and its shareholders.

          (g) Additional Shares. Any shares received by a recipient of an Award as a stock dividend on, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise With respect to, shares of Common Stock received pursuant to such Award shall have the same status and shall bear the same restrictions, all on a proportionate basis, as the shares initially purchased pursuant to such Award.

          (h) Transfers in Breach of Award; Repurchased Shares. If any transfer of shares purchased pursuant to an Award is made or attempted contrary to the terms of the Plan and of such Award, the Board of Directors shall have the right to purchase those shares for the account of the Company from the owner thereof or his transferee at any time before or after the transfer at the price paid for such shares by the person to whom they were awarded under the Plan. In addition to any other legal or equitable remedies which it may have, the Company may enforce its rights by specific performance to the extent permitted by law. The Company may refuse for any purpose to recognize as a shareholder of the Company any transferee who receives any shares contrary to the provisions of the Plan and the applicable Award, and the Company may retain and/or recover all dividends on such shares which were paid or payable subsequent to the date on which the prohibited transfer was made or attempted. Any shares which the Board of Directors elects to repurchase under the Plan for the account of the Company shall be tendered to the Company by the delivery of certificates therefor, duly endorsed in blank, at the Company's principal office on the date and at the time specified by the Board of Directors. Payment for repurchased shares shall be made by the Company at the time of delivery of the certificate(s) representing the repurchased shares.

          (i) Resale Restrictions. Certain officers of the Company, who may be deemed to be "affiliates", may resell shares of the Company's Common Stock purchased under the Plan only subject to certain restrictions imposed by the Securities Act of 1933 and Rule 144 promulgated thereunder. In addition, in order to obtain the benefits of Rule 16b-3, certain officers of the Company, who may be deemed to be "insiders" under Rule 16b-3 may not sell any shares of the Company's Common Stock for at least six months after the date an award is granted. Any officer purchasing shares under the Plan should consult with legal counsel prior to doing so.

          (j) Additional Award Provisions. The Board of Directors may, in its sole discretion, include additional provisions in any Award granted under the Plan.

6.   GENERAL RESTRICTIONS.

     (a) Investment Representations. The Company may require any person to whom an Award is made, as a condition of purchasing the shares subject to such Award or exercising such option, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the Award for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws. Certificates for shares of Common Stock delivered pursuant to Awards shall bear the following legend:

     "The shares of Common Stock represented by this certificate are subject to forfeiture, prohibition against transfer or assignment and certain other restrictions set forth in the 1995 Restricted Stock Plan of The Pioneer
     Group, Inc. and in the Restricted Stock Award dated as of          granted
     by The Pioneer Group, Inc. to the owner of this certificate. A copy of the 1995 Restricted Stock Plan and the above-described Restricted Stock Award are available for inspection, without charge, at the offices of The Pioneer Group, Inc."

     (b) Compliance with Securities Laws. Each Award shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Award may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualifications.

7.   RIGHTS AS A SHAREHOLDER.

     The recipient of an Award shall have no rights as a shareholder with respect to any shares covered by the Award until the date of issue of a stock certificate to him or her for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

8.   ADJUSTMENT PROVISIONS.

     (a) If the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, or if the Company shall distribute any substantial amount of its assets with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in the maximum number and kind of shares identified in Section 4 of the Plan.

     (b) Adjustments under this Section 8 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

9.   NO SPECIAL EMPLOYMENT RIGHTS.

     Nothing contained in the Plan or in any Award shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the recipient. Whether an authorized leave of absence, or absence, or absence in military or government service shall constitute termination of employment shall be determined by the Company at the time of such absence.

10.  OTHER EMPLOYEE BENEFITS.

     The value of an Award granted to an employee or the sale of shares received pursuant to an Award will not constitute compensation with respect to which any other employee benefits of such employee are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board of Directors.

11.  AMENDMENT OF THE PLAN.

     The Plan may at any time be terminated, modified or amended by the holders of a majority of the then outstanding voting shares of the Company. The Board of Directors may at any time, and from time to time, terminate, modify or amend the Plan in any respect, except that without the approval of the shareholders of the Company the Board of Directors may not make any amendment which would (i) cause the Plan to no longer comply with Rule 16b-3 or any successor to the foregoing or (ii) require shareholder approval under any applicable listing requirement. The termination or any modification or amendment of the Plan shall not, without the consent of a recipient of an Award, affect his or her rights under an Award previously made to him or her. With the consent of the recipient of the Award, the Board of Directors may amend outstanding Awards in a manner not inconsistent with the Plan. The Board of Directors shall have the right to amend or modify the terms and provisions of the Plan and of any outstanding Award to the extent necessary to ensure the qualification of the Plan under Rule 16b-3 or any successor rule.

12.  WITHHOLDING.

     (a) The Company shall have the right to deduct from payments of any kind otherwise due to the participant any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon any Award under the Plan. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the participant may elect to satisfy such obligations, in whole or in part, (i) by directing the Escrow Agent to forward to the Company a sufficient number of shares of Common Stock otherwise deliverable by the Escrow Agent to the participant pursuant to the grant of an Award or (ii) by delivering to the Company shares of Common Stock already owned by the participant. The shares so delivered by the Escrow Agent or the participant shall have a fair market value equal to such withholding obligation. The fair market value of the shares used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. A participant who has made an election pursuant to this Section 12(a) may only satisfy his or her withholding obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

     (b) Notwithstanding the foregoing, in the case of any persons who are required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no election to use shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of Rule 16b-3 or any successor rule under the Exchange Act.

     (c) If the recipient of an Award under the Plan elects, in accordance with
Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), to recognize ordinary income in the year of acquisition of any shares awarded under the Plan, the Company will require at the time of such election an additional payment for withholding tax purposes based on the difference, if any, between the purchase price of such shares and the fair market value of such shares as of the date immediately preceding the date of the Award.

13.  EFFECTIVE DATE AND DURATION OF THE PLAN.

     (a) Effective Date. The Plan shall become effective when adopted by the Board of Directors and approved by the Company's shareholders.

     (b) Termination. Unless sooner terminated by the Board of Directors or shareholders of the Company, the Plan shall terminate upon the earlier of (i) the close of business on the day next preceding the tenth anniversary on the date of its adoption by the Board of Directors, or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the final vesting of Awards granted under the Plan. If the date of termination is determined under (i) above, then Awards outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such Awards.

14.  CHANGE IN CONTROL.

     (a) Notwithstanding any provision to the contrary in this Plan, and except as provided in clause (b)(ii) below, if, following a Change in Control (as defined below) of the Company an employee is relocated more than 100 miles from Boston or is terminated for any reason, all of the Company's rights to repurchase outstanding shares issued to such employee in the Plan prior to the occurrence of such Change in Control shall cease and terminate as of the date such Change in Control occurs; and such shares, from and after such date, shall no longer be restricted by the provisions of Section 5 of the Plan.

     (b) (i) A "Change in Control" shall occur or be deemed to have occurred only if any of the following events occur: (x) any merger or consolidation with another corporation unless such merger or consolidation does not change in any material way the voting control of the Company; (y) any sale of all or substantially all of the assets and business of the Company; or (z) any acquisition of more than 25% of the outstanding voting securities of the Company (the "Shares") by any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), PROVIDED, HOWEVER, that this clause (i) of this Section 14(b) shall not apply to any acquisition of shares by John F. Cogan, Jr., who is currently the beneficial owner of approximately 15% of the Shares.

     (ii) The provisions of subsection (a) to this Section 14 shall not apply to any employee who is terminated following any Change in Control pursuant to clause (z) of Section 14(b)(i) if such employee has or is a member of the group which has acquired more than 25% of the Shares.

15.  PROVISIONS FOR FOREIGN PARTICIPANTS.

     The Board of Directors may, without amending the Plan, modify Awards granted to participants who are foreign nationals or employed outside the United States to recognize differences in tax, securities, currency laws, rules, regulations or customs of such foreign jurisdictions.

                                        Adopted by the Board of Directors on
                                        January 26, 1995